Exhibit 99.1

Post Holdings Announces Redemption of $1,000.0 Million 5.50% Senior Notes Due March 2025
St. Louis, Missouri - February 14, 2020 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it intends to redeem 100%, or $1,000.0 million aggregate principal amount, of the outstanding 5.50% senior notes due March 2025 (CUSIP 737446AL8 and U7318UAK8) (the “Notes”) on March 2, 2020 (the “redemption date”). The Notes will be redeemed at a redemption price of 104.125% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the redemption date. Beginning on the redemption date, the Notes will no longer be deemed outstanding and interest will no longer accrue on such securities. Wells Fargo Bank, National Association, is the trustee for the Notes.
The Company’s redemption of the Notes is subject to the satisfaction or waiver, in its discretion, of the condition that it receive proceeds from its previously announced private offering of $1,250.0 million in aggregate principal amount of 4.625% senior notes due 2030 on terms satisfactory to the Company, in its sole discretion, generating net proceeds in an amount that is sufficient to effect the redemption of the Notes and the payment of any fees and expenses incurred in connection with the offering and the redemption.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, Better’n Eggs® and Crystal Farms® brands. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein®, Dymatize® and PowerBar®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Matt Mainer
matt.mainer@postholdings.com
(314) 644-7618